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                                 EXHIBIT 10(q)

     Letter agreement, dated November 5, 2002, pertaining to the terms of employment of Mr. Norton through December 31, 2005, and superseding certain provisions of the letter agreement, dated June 8, 2000, between the Registrant and Mr. Norton.

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                                                                   EXHIBIT 10(p)

THE SCOTTS COMPANY                                                [Scotts logo]
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and subsidiaries


James Hagedorn
President and Chief Executive Officer


November 5, 2002



Dear Pat:

         This letter is intended to memorialize the agreements we have reached regarding your continued employment with The Scotts Company (the "Company"). We have agreed as follows:

         1. You agree to continue in your present position as Chief Financial Officer and Executive Vice President until December 31, 2002. Thereafter, you will remain an employee, but will have limited duties, primarily to act in an advisory capacity to me on our Scotts LawnService(R) business. The terms of your continued employment are as follows:

                  (a) Term: January 1, 2003-December 31, 2005 (or such other date as you and the Company may hereafter mutually agree, the date the Company terminates your employment for Cause (as that term is defined in the Company's 1996 Stock Option Plan) or the date of your death or total disability).

                  (b) Compensation: In compensation for your continued employment, you will be entitled to receive an annual payment of $11,000 payable monthly for each year in which the service was rendered. In addition, you will be granted 4,500 stock options each year during the normal grant cycle at the approval of The Compensation and Organization Committee of the Company's Board of Directors.

                  (c) Termination for Cause: Should the Company terminate your employment for cause, the Company shall have no further obligations to continue your compensation. Termination not for Cause: Should the Company terminate your employment for reasons other than for Cause, you will be entitled to be paid the compensation of the options and benefits owed for the remainder of the Term of this agreement.

                  (d) Benefits continuation: As of December 31, 2005, you will be entitled to continue to participate in the Company's group medical and dental plans under the prevailing annual COBRA rates until your 65th birthday at which time you will be eligible for Medicare which is the Company's primary medical plan (for individuals 65 years of age or older).

                  (e) The agreement set forth in this letter will not apply should you voluntarily terminate your employment with the Company prior to December 31, 2005.

         2. You and the Company both acknowledge that you are currently a member of the Company's Board of Directors. In that capacity, you serve as a member of the Finance Committee and a non-voting member of the Audit Committee. It is the

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                  current intention of the parties that you will continue to serve in those capacities during the duration of your term as a director (and such other subsequent terms as you may be elected). Your compensation for such services will be $30,000 per year and an annual grant of 5,500 shares. This compensation is contingent on you being a member of the Company's Board of Directors and is applicable for the years 2003, 2004 and 2005. For the years after 2005, the Nominating and Governance Committee of the Board consistent with its policies and practices with regard to compensation and the requirements of applicable law or regulations will determine your compensation for such service.

         3. In summary your compensation for your service will be paid as follows in accordance with the terms described above:

                  (a)      Your total pay will be $41,000 per year paid monthly.

                  (b) You will receive and annual grant of stock of 10,000 during the normal grant cycle at the approval of Compensation and Organization Committee of the Company's Board of Directors. The grants will be made in 2002, 2003 and 2004. These grants will have a vesting period of 6-months. Your option grants will be subject to the retirement provisions provided to members of The Board of Directors of the Company.

                  (c) You will be eligible for all of the Company benefits plans in accordance with the terms provided to all associates through December 31, 2005.

                           1. On January 1st, 2006 you will be eligible to elect medical and dental at the prevailing COBRA rate in effect till you reach age 65.

                           2. On November 19th, 2015, which is your 65th birthday you will become eligible for the Medicare which is the Company's primary retiree healthcare plan at that age.

         Two copies of this letter are enclosed. Please indicate your agreement with the terms set forth herein by executing one copy of this letter and returning it to me. The second copy is for your records.

         Pat, I am pleased that we could reach an agreement on the matters set forth above and I look forward to working with you.

                                     Very truly yours,

                                     The Scotts Company

                                     By: /s/ Jim Hagedorn
                                         ----------------------------
                                         James Hagedorn
                                         President and Chief Executive Officer

Agreed and Acknowledged:

         I agree that this letter sets forth the agreements you and I have reached regarding my continued employment with the Company.

                                         /s/ Patrick J. Norton
                                         ----------------------
Dated: November 22, 2002                 Pat Norton